                                                 Exhibit 99.1

BARINGS BDC, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS AND
ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.26 PER SHARE
CHARLOTTE, N.C., February 19, 2026 - Barings BDC, Inc. (NYSE: BBDC) (“Barings BDC” or the “Company”) today reported its financial and operating results for the fourth quarter and full year of 2025 and announced that the Company’s Board of Directors (the “Board”) declared a quarterly cash dividend of $0.26 per share.
Highlights

Income Statement	Three Months Ended December 31, 2025		Three Months Ended September 30, 2025		Full Year Ended December 31, 2025
(dollars in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(2)	Total Amount	Per Share(3)
Net investment income	$28.0	$0.27	$33.6	$0.32	$117.8	$1.12
Net realized gains (losses)	$(5.2)	$(0.05)	$(1.3)	$(0.01)	$(22.7)	$(0.22)
Net unrealized appreciation (depreciation)	$2.5	$0.02	$(8.8)	$(0.08)	$6.9	$0.07
Net increase (decrease) in net assets resulting from operations	$25.2	$0.24	$23.6	$0.22	$101.9	$0.97
Regular dividends paid		$0.26		$0.26		$1.04
Special dividends paid		$—		$0.05		$0.15
(1) Based on weighted average shares outstanding during the period of 105,043,119.
(2) Based on weighted average shares outstanding during the period of 105,158,938.
(3) Based on weighted average shares outstanding during the period of 105,200,841.

Investment Portfolio and Balance Sheet
(dollars in millions, except per share data)	As of December 31, 2025	As of September 30, 2025	As of December 31, 2024
Investment portfolio at fair value	$2,398.5	$2,536.3	$2,449.3
Weighted average yield on performing debt investments (at principal amount)	9.5%	9.8%	10.2%

Total assets	$2,636.4	$2,821.9	$2,695.7
Debt outstanding (principal)	$1,439.3	$1,629.0	$1,463.6
Total net assets (equity)	$1,160.7	$1,166.8	$1,190.4
Net asset value per share	$11.09	$11.10	$11.29
Debt-to-equity ratio	1.24x	1.40x	1.23x
Net debt-to-equity ratio (adjusted for unrestricted cash and net unsettled transactions)(1)	1.15x	1.26x	1.16x
(1) See the “Non-GAAP Financial Measures” section of this press release.
Fourth Quarter 2025 Results
Commenting on the quarter, Tom McDonnell, Chief Executive Officer of Barings BDC, stated, “Our portfolio delivered strong performance in the fourth quarter and throughout 2025, highlighted by net investment income that continued to exceed our regular dividend for both the quarter and the full year. Credit quality across the portfolio remains excellent, as reflected in industry‑leading metrics including non‑accruals of just 0.2% of fair value, strong weighted‑average interest coverage, and stable portfolio spreads. These indicators highlight the resilience of our borrowers and the strength of our underwriting discipline. Supported by the scale and expertise of the Barings platform and the ongoing execution by our talented team, we remain confident in the quality of our portfolio and our ability to continue generating attractive, long‑term value for shareholders.”

During the three months ended December 31, 2025, the Company reported total investment income of $68.0 million, net investment income of $28.0 million, or $0.27 per share, and a net increase in net assets resulting from operations of $25.2 million, or $0.24 per share.
Net asset value (“NAV”) per share as of December 31, 2025 was $11.09, as compared to $11.10 as of September 30, 2025. The decrease in NAV per share from September 30, 2025 to December 31, 2025 was primarily attributed to a net realized loss on investments, credit support agreement, foreign currency transactions and forward currency contracts of $0.05 per share, partially offset by net unrealized appreciation on the Company’s investment portfolio, credit support agreement, foreign currency transactions and forward currency contracts of approximately $0.02 per share, net investment income exceeding the Company’s fourth quarter dividend by $0.01 per share and the accretive impact of share repurchases of $0.01 per share.
Recent Portfolio Activity
During the three months ended December 31, 2025, the Company made 19 new investments totaling $83.2 million, made investments in existing portfolio companies totaling $50.0 million and made a $2.9 million additional debt investment alongside other related party affiliates in a portfolio company that specializes in providing financing to plaintiff law firms engaged in mass tort and other civil litigation. The Company had 14 loans repaid totaling $84.6 million and recognized a net realized loss on these transactions of $7.1 million. The Company also received $71.2 million of portfolio company principal payments and sales proceeds and recognized a net realized loss of $4.5 million. The Company received $22.3 million of return of capital from its joint ventures, equity, and royalty rights investments. In addition, the Company sold $90.9 million of investments to its joint ventures, recognizing a net realized gain on these transactions of $0.4 million. Also, investments in one portfolio company were restructured, which resulted in a net realized loss of $2.9 million. Lastly, the Company received proceeds related to the sale of equity investments totaling $2.2 million and recognized a net realized gain on such sales totaling $1.8 million.
During the three months ended December 31, 2025, the Company recorded net unrealized appreciation totaling $2.5 million, consisting of net unrealized appreciation reclassification adjustments of $11.7 million related to the net realized losses on the sales / exits and restructuring of certain investments and unrealized appreciation of $7.7 million on the Sierra credit support agreement with Barings LLC (“Barings”), partially offset by net unrealized depreciation on our current portfolio of $9.8 million, net unrealized depreciation related to foreign currency transactions of $4.2 million, net unrealized depreciation on forward currency contracts of $2.8 million and deferred taxes of $0.1 million. The net unrealized depreciation on the Company’s current portfolio of $9.8 million was driven primarily by broad market moves for investments of $7.2 million, the credit or fundamental performance of investments of $3.3 million, partially offset by the impact of foreign currency exchange rates on investments of $0.7 million.
Liquidity and Capitalization
As of December 31, 2025, the Company had cash and foreign currencies of $66.8 million (including restricted cash of $12.9 million), $226.8 million of borrowings outstanding under its $825 million senior secured credit agreement, $1,212.5 million aggregate principal amount of unsecured notes outstanding and a net receivable from unsettled transactions of $55.8 million.
Share Repurchase Program
On February 20, 2025, the Board authorized a 12-month share repurchase program (the “Prior Share Repurchase Program”). Under the Prior Share Repurchase Program, the Company may repurchase, during the 12-month period that commenced on March 1, 2025, up to $30.0 million in the aggregate of its outstanding common stock in the open market at prices below the then-current NAV per share. The timing, manner, price and amount of any share repurchases will be determined by the Company, in its discretion, based upon the evaluation of economic and market conditions, the Company’s stock price, applicable legal, contractual and regulatory requirements and other factors. The Prior Share Repurchase Program is expected to be in effect until March 1, 2026, unless extended or until the aggregate repurchase amount that has been approved by the Board has been expended. The Prior Share Repurchase Program does not require the Company to repurchase any specific number of shares, and the Company cannot assure stockholders that any shares will be repurchased under the Prior Share Repurchase Program. The Prior Share Repurchase Program may be suspended, extended, modified or discontinued at any time. As of February 19, 2026, the Company had repurchased a total of 702,054 shares of its common stock in the open market under the Prior Share Repurchase Program at an average price of $9.04 per share, including brokerage commissions.

On February 19, 2026, the Board authorized a new 12-month share repurchase program (the “Share Repurchase Program”). Under the Share Repurchase Program, the Company may repurchase, during the 12-month period commencing on March 1, 2026, up to $30.0 million in the aggregate of its outstanding common stock in the open market at prices below the then-current NAV per share. The timing, manner, price and amount of any share repurchases will be determined by the Company, in its discretion, based upon the evaluation of economic and market conditions, the Company’s stock price, applicable legal, contractual and regulatory requirements and other factors. The Share Repurchase Program is expected to be in effect until March 1, 2027, unless extended or until the aggregate repurchase amount that has been approved by the Board has been expended. The Share Repurchase Program does not require the Company to repurchase any specific number of shares, and the Company cannot assure stockholders that any shares will be repurchased under the program. The program may be suspended, extended, modified or discontinued at any time.
Dividend Information
The Board declared a quarterly cash dividend of $0.26 per share, which is payable as follows:
First Quarter 2026 Dividend:
Amount per share:         $0.26
Record date:             March 4, 2026
Payment date:             March 11, 2026
Dividend Reinvestment Plan
Barings BDC has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends and distributions on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend or distribution, stockholders who have not opted out of the DRIP will have their cash dividends or distributions automatically reinvested (net of applicable withholding tax) in additional shares of the Company’s common stock, rather than receiving cash.
When the Company declares and pays dividends and distributions, it determines the allocation of the distribution between current income, accumulated income, capital gains and return of capital on the basis of accounting principles generally accepted in the United States (“GAAP”). At each year end, the Company is required for tax purposes to determine the allocation based on tax accounting principles. Due to differences between GAAP and tax accounting principles, the portion of each dividend distribution that is ordinary income, capital gain or return of capital may differ for GAAP and tax purposes. The tax status of the Company’s distributions can be found on the Investor Relations page of its website.
Subsequent Events
Subsequent to December 31, 2025, the Company made approximately $47.6 million of new commitments, of which $37.9 million closed and funded. The $37.9 million of investments consists of $22.9 million of first lien senior secured debt investments, $14.7 million of second lien senior secured debt investments and $0.3 million of equity investments. The weighted average yield of the debt investments was 8.6%. In addition, the Company funded $16.3 million of previously committed revolvers and delayed draw term loans.
Conference Call to Discuss Fourth Quarter and Full Year 2025 Results
Barings BDC has scheduled a conference call to discuss fourth quarter and full year 2025 financial and operating results for Friday, February 20, 2026, at 9:00 a.m. ET.
To listen to the call, please dial 877-407-8831 or 201-493-6736 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available until February 27, 2026. To access the replay, please dial 877-660-6853 or 201-612-7415 and enter conference ID 13757338.

This conference call will also be available via a live webcast on the investor relations section of Barings BDC’s website at https://ir.barings.com/ir-calendar. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company’s website until February 27, 2026.
Forward-Looking Statements
Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Barings BDC’s future performance or financial condition. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations or beliefs, and which are subject to risks and uncertainties that may cause actual results to differ materially. Forward-looking statements include, but are not limited to, the Company’s projected net investment income and earnings, the Company’s distribution levels and frequency of distributions, the Company’s share repurchase activity and investment activity, and the ability of Barings to manage Barings BDC and identify investment opportunities, all of which are subject to change at any time based upon economic, market or other conditions, and may not be relied upon as investment advice or an indication of Barings BDC’s trading intent. More information on the risks and other potential factors that could affect Barings BDC’s financial results and future events, including important factors that could cause actual results or events to differ materially from plans, estimates or expectations included herein or discussed on the webcast/conference call, is included in Barings BDC’s filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Barings BDC’s annual report on Form 10-K and quarterly reports on Form 10-Q. In addition, there is no assurance that Barings BDC or any of its affiliates will purchase additional shares of Barings BDC at any specific discount levels or in any specific amounts. There is no assurance that the market price of Barings BDC’s shares, either absolutely or relative to NAV, will increase as a result of any share repurchases, or that any repurchase plan will enhance stockholder value over the long term.
Non-GAAP Financial Measures
To provide additional information about the Company’s results, the Company’s management has discussed in this press release the Company’s net debt (calculated as (i) total debt less (ii) unrestricted cash and foreign currencies (excluding restricted cash) net of net payables/receivables from unsettled transactions) and its net debt-to-equity ratio (calculated as net debt divided by total net assets), which are not prepared in accordance with GAAP. These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate its leverage and financial condition and believes the presentation of these measures enhances investors’ ability to analyze trends in the Company’s business and to evaluate the Company’s leverage and ability to take on additional debt. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company’s results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Item 10(e) of Regulation S-K, as promulgated under the Securities Exchange Act of 1934, as amended, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.
About Barings BDC
Barings BDC, Inc. (NYSE: BBDC) is a publicly traded, externally managed investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Barings BDC seeks to invest primarily in senior secured loans in middle-market companies that operate across a wide range of industries. Barings BDC’s investment activities are managed by its investment adviser, Barings, a leading global asset manager based in Charlotte, NC with $481+ billion* of AUM firm-wide. For more information, visit www.baringsbdc.com.

About Barings LLC
Barings is a $481+ billion* global asset management firm that partners with institutional, insurance, and intermediary clients, and supports leading businesses with flexible financing solutions. The firm, a subsidiary of MassMutual, seeks to deliver excess returns by leveraging its global scale and capabilities across public and private markets in fixed income, real assets and capital solutions. Learn more at www.barings.com.
*Assets under management as of December 31, 2025

Media Contact:
MediaRelations@barings.com

Investor Relations:
BDCinvestorrelations@barings.com, 888-401-1088

Barings BDC, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2025	2024
Assets:
Investments at fair value:
Non-Control / Non-Affiliate investments (cost of $1,951,962 and $2,033,716 as of December 31, 2025 and 2024, respectively)	$1,916,364	$1,972,373
Affiliate investments (cost of $386,190 and $382,848 as of December 31, 2025 and 2024, respectively)	399,183	397,236
Control investments (cost of $86,128 and $106,132 as of December 31, 2025 and 2024, respectively)	82,977	79,663
Total investments at fair value	2,398,524	2,449,272
Cash (restricted cash of $12,933 and $13,493 as of December 31, 2025 and 2024, respectively)	51,891	74,381
Foreign currencies (cost of $14,922 and $17,343 as of December 31, 2025 and 2024, respectively)	14,889	16,958
Interest and fees receivable	41,415	39,914
Prepaid expenses and other assets	981	1,745
Credit support agreements (cost of $44,400 and $58,000 as of December 31, 2025 and 2024, respectively)	60,500	63,450
Derivative assets	3,515	24,816
Deferred financing fees	8,681	8,697
Receivable from unsettled transactions	55,987	16,427
Total assets	$2,636,383	$2,695,660
Liabilities:
Accounts payable and accrued liabilities	$7,379	$5,567
Interest payable	18,451	16,245
Administrative fees payable	381	540
Base management fees payable	8,562	7,888
Incentive management fees payable	7,019	7,871
Derivative liabilities	3,619	9,394
Payable from unsettled transactions	183	7,380
Borrowings under credit facility	226,786	438,590
Notes payable (net of deferred financing fees)	1,203,321	1,011,831
Total liabilities	1,475,701	1,505,306
Commitments and contingencies
Net Assets:
Common stock, $0.001 par value per share (150,000,000 shares authorized, 104,706,884 and 105,408,938 shares issued and outstanding as of December 31, 2025 and 2024, respectively)	104	105
Additional paid-in capital	1,862,834	1,846,977
Total distributable earnings (loss)	(702,256)	(656,728)
Total net assets	1,160,682	1,190,354
Total liabilities and net assets	$2,636,383	$2,695,660
Net asset value per share	$11.09	$11.29

Barings BDC, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended (Unaudited)		Full Year Ended
	December 31, 2025	September 30, 2025	December 31, 2025
Investment income:
Interest income:
Non-Control / Non-Affiliate investments	$44,183	$47,746	$185,455
Affiliate investments	1,441	911	4,406
Control investments	201	151	608
Total interest income	45,825	48,808	190,469
Dividend income:
Non-Control / Non-Affiliate investments	1,820	4,298	8,929
Affiliate investments	9,829	9,879	39,415
Control investments	—	—	2,817
Total dividend income	11,649	14,177	51,161
Fee and other income:
Non-Control / Non-Affiliate investments	5,138	3,904	17,389
Affiliate investments	78	57	239
Control investments	30	43	77
Total fee and other income	5,246	4,004	17,705
Payment-in-kind interest income:
Non-Control / Non-Affiliate investments	4,469	4,401	16,625
Affiliate investments	260	555	1,424
Control investments	244	243	949
Total payment-in-kind interest income	4,973	5,199	18,998
Interest income from cash	276	216	877
Total investment income	67,969	72,404	279,210
Operating expenses:
Interest and other financing fees	21,198	21,508	85,080
Base management fee	8,563	8,415	33,189
Incentive management fees	7,019	5,634	31,508
General and administrative expenses	1,931	1,896	7,815
Total operating expenses	38,711	37,453	157,592
Net investment income before taxes	29,258	34,951	121,618
Income taxes, including excise tax expense	1,228	1,338	3,775
Net investment income after taxes	$28,030	$33,613	$117,843

Barings BDC, Inc. Consolidated Statements of Operations - (Continued) (in thousands, except share and per share data)

	Three Months Ended (Unaudited)		Full Year Ended
	December 31, 2025	September 30, 2025	December 31, 2025
Realized gains (losses) and unrealized appreciation (depreciation) on investments, credit support agreements, foreign currency transactions and forward currency contracts:
Net realized gains (losses):
Non-Control / Non-Affiliate investments	$(12,325)	$6,442	$(10,242)
Affiliate investments	42	(4,833)	(4,791)
Control investments	(3)	6	(24,453)
Net realized gains (losses) on investments	(12,286)	1,615	(39,486)
Credit support agreements	—	—	9,400
Foreign currency transactions	5,327	76	7,639
Forward currency contracts	1,758	(2,998)	(287)
Net realized gains (losses)	(5,201)	(1,307)	(22,734)
Net unrealized appreciation (depreciation):
Non-Control / Non-Affiliate investments	2,364	(14,718)	18,853
Affiliate investments	1,305	3,891	3,998
Control investments	(1,875)	(5,252)	23,319
Net unrealized appreciation (depreciation) on investments	1,794	(16,079)	46,170
Credit support agreements	7,700	1,600	10,650
Foreign currency transactions	(4,196)	(1,536)	(28,715)
Forward currency contracts	(2,783)	7,259	(21,184)
Net unrealized appreciation (depreciation)	2,515	(8,756)	6,921
Net realized gains (losses) and unrealized appreciation (depreciation) on investments, credit support agreements, foreign currency transactions and forward currency contracts	(2,686)	(10,063)	(15,813)
Provision for taxes	(106)	—	(106)
Net increase (decrease) in net assets resulting from operations	$25,238	$23,550	$101,924
Net investment income per share — basic and diluted	$0.27	$0.32	$1.12
Net increase (decrease) in net assets resulting from operations per share — basic and diluted	$0.24	$0.22	$0.97
Dividends / distributions per share:
Regular quarterly dividends / distributions	$0.26	$0.26	$1.04
Special dividends / distributions	—	0.05	0.15
Total dividends / distributions per share	$0.26	$0.31	$1.19
Weighted average number of shares outstanding — basic and diluted	105,043,119	105,158,938	105,200,841

Barings BDC, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2025	2024	2023
Cash flows from operating activities:
Net increase (decrease) in net assets resulting from operations	$101,924	$110,289	$127,999
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities:
Purchases of portfolio investments	(698,053)	(637,440)	(614,648)
Repayments received / sales of portfolio investments	734,886	641,752	593,505
Loan origination and other fees received	11,607	8,694	8,286
Net realized (gain) loss on investments	39,486	23,773	59,533
Net realized (gain) loss of CSAs	(9,400)	—	—
Net realized (gain) loss on foreign currency transactions	(7,639)	535	(4,160)
Net realized (gain) loss on forward currency contracts	287	13,804	7,377
Net unrealized (appreciation) depreciation on investments	(46,170)	28,831	(67,394)
Net unrealized (appreciation) depreciation of CSAs	(10,650)	(5,650)	(4,714)
Net unrealized (appreciation) depreciation on foreign currency transactions	28,715	(9,306)	13,389
Net unrealized (appreciation) depreciation on forward currency contracts	21,184	(31,082)	(3,905)
Payment-in-kind interest / dividends	(24,527)	(18,245)	(26,540)
Amortization of deferred financing fees	5,275	4,684	3,285
Accretion of loan origination and other fees	(11,220)	(11,651)	(8,425)
Amortization / accretion of purchased loan premium / discount	(1,130)	(1,092)	(1,895)
Proceeds from termination of CSA	23,000	—	—
Payments for derivative contracts	(27,448)	(24,075)	(21,742)
Proceeds from derivative contracts	27,161	10,271	14,365
Changes in operating assets and liabilities:
Interest and fees receivable	317	8,417	(6,431)
Prepaid expenses and other assets	764	(203)	(462)
Accounts payable and accrued liabilities	(24)	2,048	8,710
Interest payable	2,197	7,807	811
Net cash provided by (used in) operating activities	160,542	122,161	76,944
Cash flows from financing activities:
Borrowings under credit facility	539,988	206,500	93,447
Repayments of credit facility	(774,066)	(477,568)	(113,105)
Proceeds from notes	300,000	300,000	—
Repayments of notes	(112,500)	—	—
Financing fees paid	(6,927)	(13,788)	(2,404)
Purchases of shares in repurchase plan	(6,349)	(6,442)	(14,772)
Cash dividends / distributions paid	(125,247)	(110,052)	(108,997)
Net cash provided by (used in) financing activities	(185,101)	(101,350)	(145,831)
Net increase (decrease) in cash and foreign currencies	(24,559)	20,811	(68,887)
Cash and foreign currencies, beginning of period	91,339	70,528	139,415
Cash and foreign currencies, end of period	$66,780	$91,339	$70,528
Supplemental Information:
Cash paid for interest	$74,022	$68,189	$79,409
Excise taxes paid during the period	4,001	1,936	1,012

Barings BDC, Inc.
Unaudited Reconciliation of Debt to Net Debt and Calculation of Net Debt-to-Equity Ratio
(in thousands, except ratios)

	As of December 31, 2025	As of September 30, 2025	As of December 31, 2024
Total debt (principal)	$1,439,286	$1,628,981	$1,463,590
minus: Cash and foreign currencies (excluding restricted cash)	(53,847)	(70,308)	(77,846)
plus: Payable from unsettled transactions	183	553	7,380
minus: Receivable from unsettled transactions	(55,987)	(94,383)	(16,427)
Total net debt(1)	$1,329,635	$1,464,843	$1,376,697

Total net assets	$1,160,682	$1,166,795	$1,190,354

Total net debt-to-equity ratio(1)	1.15x	1.26x	1.16x
(1) See the “Non-GAAP Financial Measures” section of this press release.